Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 31, 2003 (except Note 6, as to which the date is March 21, 2003, Note 12, as to which the date is May 12, 2003, and Note 10, as to which the date is                 , 2003), included in the Registration Statement (Form S-1 No. 333-102268) and related Prospectus of Molina Healthcare, Inc. for the registration of                  shares of its common stock.

ERNST & YOUNG LLP

Los Angeles, California

                        , 2003

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 10 to the consolidated financial statements.

/s/    ERNST & YOUNG LLP

Los Angeles, California

June 9, 2003